Exhibit 99.1
For more information, please contact:
William D. Snider
Chief Financial Officer
(720) 956-6598
bsnider@uwbank.com
FOR IMMEDIATE RELEASE
UNITED WESTERN BANCORP, INC. REPORTS FOURTH QUARTER AND 2009 ANNUAL RESULTS
•	United Western Bank® remains well capitalized, core capital of 7.7% and total risk-based capital of 10.1%

•	Liquidity position remains strong with $586 million in cash on December 31, 2009, but creates short-term pressure on net interest margin.

•	Continued deterioration in U.S. housing markets impacts Company’s non-agency MBS portfolio causing other-than-temporary impairment of $27.0 million, after-tax.

•	Difficult and worsening economic environment major cause of 2009 fourth quarter loss of $40.6 million

•	Difficult local real estate markets lead to $11.8 million, after-tax, provision for credit losses.

•	Ratio of allowance for credit losses to total loans increases to 2.93% compared with 2.21% in third quarter.

•	Construction and development loan concentrations reduced to 31.2% of total community bank portfolio, down from 35.7% a year ago.

•	Company executed $180 million FHLB debt exchange reducing interest expense by 200 basis points, savings of $3.9 million anticipated over the next twelve months.

•	United Western Bank hires Charles A. Caswell as Chief Financial Officer and James Peoples as Executive Vice President — Loan Administration.
Denver — March 15, 2010. United Western Bancorp, Inc. (NASDAQ: UWBK) (the “Company”), a Denver-based holding company whose principal subsidiary, United Western Bank® (the “Bank”), is a community bank focused on expansion across Colorado’s Front Range market and selected mountain communities, announced its 2009 fourth quarter and annual results.
For the fourth quarter of 2009, the Company incurred a loss from continuing operations of $(40.6) million or $(1.40) per share. The loss was attributable to four principal factors: (i) a net other-than-temporary impairment (OTTI) charge on non-agency mortgage backed securities of $33.2 million, or $27.0 million net of tax; (ii) $14.5 million of provision for credit losses, or $11.8 million net of tax; (iii) the establishment of a $10.2 million deferred tax valuation allowance against the Company’s gross deferred tax assets of $45.9 million; and (iv) during the fourth quarter, the Company held on average approximately $698 million of excess short term liquidity on its balance sheet, which resulted in an approximate 85 basis point reduction in net interest margin for the period. These results compare with a loss from continuing operations for the third quarter of 2009 of $(8.7) million, or $(.95) per share, and income from continuing operations for the fourth quarter of 2008 of $2.4 million, or $.33 per diluted share. See Appendix I to this earnings release for a reconciliation of our adjusted core earnings and weighted average shares outstanding.

The loss from continuing operations for the year ended December 31, 2009 was $(79.6) million, or $(6.06) per share, compared to income from continuing operations of $10.1 million, or $1.39 per diluted share, for 2008. The loss from continuing operations for 2009 was principally the result of a $47.0 million loss on the sale of mortgage-backed securities collateralized by option adjustable rate mortgages, other-than-temporary impairment losses on securities of $36.6 million, and $35.0 million provision for credit losses, partially offset by earnings from the Company’s regular operations and lending activities.
Scot T. Wetzel, President and Chief Executive Officer, said: “We experienced a very difficult fourth quarter in 2009, while continuing to execute our community banking and overall business plan. We are not satisfied with our results for the quarter or for the year, and we are working diligently to reposition the Company for profitability in 2010. The current economic environment negatively affected our loan portfolio and our non-agency mortgage backed securities portfolio, which significantly impacted our financial results. We continued to execute our planned reduction of exposure to construction and land loans, and, exclusive of our high performing, government guaranteed SBA banking business, we further reduced our exposure to commercial real estate as well. Year end capital ratios at the Bank were 7.68% for core capital and 10.07% for total risk based capital and the Bank remained well capitalized. Prospectively we will look to further strengthen our capital position via multiple avenues, including focused expense reductions, optimizing our balance sheet for loans and deposits, and unlocking additional opportunities for margin improvement and ultimately improving the overall earnings power of the Company.”
“I am pleased to announce the addition of Chuck Caswell, a veteran banking CFO, as Executive Vice President and CFO of United Western Bank. Chuck’s extensive banking and finance background with national and community banks will be of great help to our business as we navigate the challenging economy and difficult banking environment. We welcome Chuck to United Western and look forward to his future contributions as a member of our team.”
William D. Snider, Chief Financial Officer, said: “The management team continued to work through the very tough environment for all banks and particularly banks with concentrations in real estate lending. Our priorities are to maintain a strong balance sheet, capital and liquidity position. We expect peaking community bank loan migration and potential for further securities impairment expense to impact near term earnings and we believe our focused balance sheet management actions will help us achieve profitability in the later half of 2010. We recently completed a thorough review of our investment portfolio. The large OTTI charge on the non-agency MBS was the result of the continuing deterioration in the collateral and more conservative estimates of expected future cash flows for certain securities. Balance sheet risk management actions included maintaining liquidity at high levels, increasing reserves, lowering exposure to construction and development loans, increasing core deposits, and maintaining capital at well capitalized levels.”

Net Interest Income, Yield on Assets, Cost of Liabilities

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands)
Interest and dividend income	$24,172	$25,236	$28,892
Interest expense	7,947	8,202	8,045

Net interest income before provision for credit losses	$16,225	$17,034	$20,847

Yield on assets	3.66%	4.20%	5.35%
Cost of liabilities	1.31%	1.48%	1.64%

Net interest spread	2.35%	2.72%	3.71%

Net interest margin	2.47%	2.84%	3.88%

•
Community bank loan average balances decreased $41.6 million in the fourth quarter of 2009 to $1.125 billion compared to $1.167 billion for the third quarter of 2009. The community bank loan yield of 5.34% during the fourth quarter was unchanged from the prior quarter. The yield on community bank loans in the year ago quarter was 5.76%, when the average prime rate was 81 basis points higher than for the quarter ended December 31, 2009.

•
The average balances of residential mortgage loans, mortgage backed securities, and purchased SBA loans and securities, declined $44.9 million in the fourth quarter of 2009 to $793.6 million compared to $838.5 million in the third quarter of 2009. The yield on those assets declined 12 basis points to 4.30% in the fourth quarter of 2009 compared to 4.42% in the third quarter of 2009. The principal causes of the yield decline were: (i) adjustable rate residential loans that repriced to lower rates; and (ii) a $166,000 increase in premium amortization due to repayments from our purchased SBA loans and securities portfolio. In the year ago period, average residential mortgage loan, mortgage backed securities and purchased SBA loans assets were $1.0 billion and they yielded 5.14%.

•
Other interest earning assets average balance, which consists principally of Fed funds sold and balances due from the Federal Reserve Bank, increased $328 million from the third quarter of 2009. The additional liquidity was based on our decision to assess fourth quarter provision for credit loss levels and potential for OTTI charges prior to reducing our balance sheet liquidity. The average balance of other interest earning assets was $710 million for the fourth quarter, compared to $382 million for the third quarter. The yield was 28 basis points for the fourth quarter compared to 26 basis points for the third quarter.

•
The Company’s cost of interest-bearing liabilities declined 17 basis points to 1.31% for the fourth quarter, compared with 1.48% for the third quarter. This decrease can be primarily attributed to the decline in rates paid on certificates of deposit. Although the average balance of interest-bearing liabilities increased $195.3 million between the third and fourth quarters, interest expense decreased since a majority of the balance increase was in money market/NOW accounts and certificates of deposit, whose rates were managed lower in the current environment between the third and fourth quarter. In addition, the average balance of FHLBank borrowings decreased $15 million. In the year ago period the cost of interest-bearing liabilities was 1.64%.

•
The Company expects net interest margin to improve prospectively from the following actions: (i) future reductions in our processing and trust deposit base in order to reduce excess liquidity; (ii) continued disciplined loan pricing; and (iii) a 200 basis point reduction in the rates paid on $180 million of borrowings from FHLBank of Topeka.

Provision for Credit Losses

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands)
Net interest income before provision for credit losses	$16,225	$17,034	$20,847
Provision for credit losses	14,467	10,106	2,373

Net interest income after provision for credit losses	$1,758	$6,928	$18,474

•
In the fourth quarter of 2009, provision for credit losses was $14.5 million, compared with $10.1 million for the third quarter of 2009 and $2.4 million for the fourth quarter of 2008. This increase in the fourth quarter was principally related to an increase in nonperforming loans in the period.

•
Net charge-offs of community bank loans held for investment for the quarter ended December 31, 2009 were $6.9 million, compared to $8.3 million for the third quarter of 2009, and $142,000 for the fourth quarter of 2008. During the fourth quarter of 2009, there were three relationships in our construction and development (“C&D”) portfolio and two relationships in our commercial real estate portfolio that accounted for $6.0 million of the net charge-offs.

•	Overall at December 31, 2009, our allowance for credit losses as a percent of loans held for investment increased to 2.93%, compared to 2.21% at September 30, 2009 and 1.30% at December 31, 2008.

•	The allowance for loan losses attributed to community bank loans as a percent of community bank loans for the periods shown above was 3.29%, 2.47%, and 1.47%, respectively.

Noninterest Income

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands)
Custodial, administative and escrow services	$103	$101	$167
Loan administration	1,025	1,070	1,081
Gain on sale of loans held for sale	626	1,244	22
Total OTTI losses	(38,654)	(3,244)	—
Portion of OTTI losses recognized in other comprehensive income before taxes	5,465	443	—

Net OTTI losses recognized in earnings	(33,189)	(2,801)	—
Other	570	427	703

Total noninterest (loss) income	$(30,865)	$41	$1,973

•
Gain on sale of SBA originated loans held for sale decreased $618,000 to $626,000 in the fourth quarter compared with $1.24 million in the third quarter. The decrease in the fourth quarter of 2009 was the result of the Bank selling $8.3 million of SBA originated loans in the fourth quarter, compared to $15.6 million in the prior quarter. We expect such gains may fluctuate significantly from quarter to quarter based on a variety of factors, such as the current interest rate environment, the supply and mix of loans available in the market, the particular loan portfolios the Company elects to sell, and market conditions. Additionally, the implementation of new accounting guidance may impact the potential levels of gains recognized in the first quarter of 2010.

•
The Company incurred $33.2 million of OTTI charges on 13 of its non-agency residential mortgage-backed securities (RMBS) in the fourth quarter of 2009 due to continued deterioration in the underlying performance of the mortgage collateral of these securities. The non-agency RMBS continue to be substantially illiquid, and their evaluation for impairment and the determination of fair value remains highly complex and is dependent upon the assumptions applied. As part of the evaluation, the Company completes an analysis of estimated cash flows for these securities, which incorporates, but is not limited to, an estimate of the level of voluntary repayments, both known and projected defaults on the underlying mortgage collateral, and an estimate of loss severity. Based on the continued deterioration of the underlying collateral performance, and the protracted nature of the current financial crises in the U.S. in general and the U.S. housing market in particular, the Company utilized a more conservative estimate of future defaults than in previous quarters. The $33.2 million of OTTI charges were predominately in older vintage securities with approximately 80% from 2005 and earlier securities. In addition, the OTTI is largely in securities that are support securities, or securities that are not the most senior securities in a structure. In the event securities demonstrate additional deterioration through an increase in defaults or loss severity that indicate the Company will not recover its anticipated cash flows or if the duration of relatively significant impairments in these securities does not reverse, the Company will incur additional other-than-temporary impairments, which may result in material charges to earnings in future periods.

Noninterest Expense

	Quarter Ended
	December 31, 2009	September 30, 2009	December 31, 2008
	(Dollars in thousands)
Compensation and employee benefits	$5,613	$6,995	$5,715
Subaccounting fees	6,642	6,377	3,848
Lower of cost or fair value adjustment on loans held for sale	611	300	1,618
Occupancy and equipment	858	895	785
Other	7,192	6,459	5,348

Total noninterest expense	$20,916	$21,026	$17,314

•
Noninterest expenses were unchanged between the fourth quarter of 2009 and the third quarter of 2009 as management reduced controllable expenses including compensation, professional fees, public relations and marketing.

•
Compensation and employee benefits decreased $1.4 million to $5.6 million in the fourth quarter compared with $7.0 million in the third quarter. The decrease in the fourth quarter of 2009 compared to the third quarter of 2009 was due to a modest headcount reduction, and a reduction of the accrual for bonus payments based on our results for the year.

•
Subsequent to the sale of certain assets of UW Trust Company at the end of June 2009, the Company has incurred subaccounting fees on the custodial deposits transferred to the buyer. The amount of the subaccounting fees increased $265,000 between the third and fourth quarters of 2009 principally as result of the $75.9 million increase in the average balance of these custodial deposits. In total, deposits subject to subaccounting fees increased $100.8 million between the third and fourth quarters of 2009. Between the fourth quarter of 2009 and the fourth quarter of 2008, subaccounting fees increased principally as a result of the sale of certain assets of UW Trust, adjusted for decline in the underlying index upon which the subaccounting fees are based.

•
The fair value adjustment on loans held for sale increased $311,000 between the third quarter of 2009 and the fourth quarter of 2009. During the fourth quarter of 2009, an increase in the level of residential mortgage loan delinquencies resulted in an additional decline in the fair value of such assets.

•
Other expense increased $733,000 between the third quarter of 2009 and the fourth quarter of 2009. This increase was principally caused by additional FDIC deposit insurance premiums of $379,000 and other tax expense associated with sale of the UW Trust assets of $487,000. Loan collection and real estate owned expense, which is included in other expense, declined modestly for the fourth quarter of 2009, to $1.5 million compared to $1.6 million for the third quarter of 2009. Other expense for the fourth quarter of 2009 increased $1.8 million compared to the fourth quarter of 2008 as a result of increases in deposit insurance expense, loan collection expenses, and real estate owned expenses. On a calendar year basis, total deposit insurance expense increased to $4.9 million in 2009 compared with $1.0 million in 2008.

Income Taxes. For the quarter ended December 31, 2009, the Company’s effective tax rate was (18.8%). The Company’s tax rate was (38.2%) for the third quarter of 2009 and 24.4% for the fourth quarter of 2008. The effective income tax rate was impacted by the establishment of a $10.2 million deferred tax valuation allowance in the fourth quarter of 2009. Due to the loss incurred in the fourth quarter of 2009 and for the year then ended, the Company was unable to conclude that it is more likely than not that it will generate sufficient taxable income in the foreseeable future to realize all of its deferred tax assets. At December 31, 2009, gross deferred tax assets were $45.9 million.

Balance Sheet. The Company’s assets were $2.53 billion at December 31, 2009, compared with $2.63 billion at September 30, 2009 and $2.26 billion at December 31, 2008, an increase of $267 million during 2009. Loan and security repayments together with deposit growth were principally invested in cash and due from banks.
Loan Portfolio
The table below shows loans held for investment:

	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
	(Dollars in thousands)
Community bank loans:
Commercial real estate	$466,784	$476,319	$453,283	$434,399
Construction	250,975	277,143	306,732	277,614
Land	92,248	98,527	101,676	123,395
Commercial	151,928	155,787	161,308	134,435
Multifamily	19,283	18,663	25,223	20,381
Consumer and mortgage	46,568	44,140	43,150	49,440
Premium, net	180	186	192	216
Unearned fees	(4,580)	(4,896)	(5,333)	(3,565)

Total community bank loans	1,023,386	1,065,869	1,086,231	1,036,315

Other loans:
Residential	90,405	94,400	101,824	125,630
SBA purchased loans — guaranteed	64,820	68,193	71,149	80,110
Premium on SBA purchased, guaranteed portions	5,864	6,162	6,348	7,084
Premium, net	299	154	324	345

Total other loans	161,388	168,909	179,645	213,169

Total loans	$1,184,774	$1,234,778	$1,265,876	$1,249,484

•
At December 31, 2009, community bank loans held for investment decreased $42.5 million compared to September 30, 2009. This consisted of a $26.2 million decline in construction loans and a $6.3 million decline in land loans as well as smaller declines in commercial real estate and commercial loans. Community bank loans held for investment decreased $12.9 million compared to the prior year end. Absent the $41.5 million note received in connection with the UW Trust asset sale, community bank loans decreased $54.4 million during 2009, which is consistent with its balance sheet management plan implemented in 2008.

•
The Company reduced its exposure to construction loans by $55.8 million since their peak at June 30, 2009. As a percentage of the total held for investment loan portfolio, C&D loans decreased to 29.0% at December 31, 2009 compared to 30.4% at September 30, 2009 and 32.3% at June 30, 2009. The Company has established a goal to reduce C&D loans to 25% of its total held for investment loan portfolio. Commitments to fund C&D loans declined to $23.6 million at December 31, 2009; such commitments were $42.8 million at September 30, 2009, $80.6 million at June 30, 2009 and $151.2 million at December 31, 2008.

•	In the fourth quarter of 2009, residential and purchased SBA loans declined $7.5 million, and for all of 2009 such loans declined $51.8 million principally as a result of repayments.

Asset Quality
The following table sets forth the Company’s nonperforming assets from its held for investment portfolio as of the dates indicated:

	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
	(Dollars in thousands)
Residential	$3,916	$3,729	$3,867	$3,238
SBA purchased loans — guaranteed	—	—	—	791

Total other nonperformng loans	3,916	3,729	3,867	4,029

Commercial real estate	15,411	7,583	9,164	1,311
Construction and development	21,778	16,239	14,258	2,900
Commercial and industrial	3,329	756	1,036	283
SBA originated, guaranteed portions	49	50	101	124

Total community bank	40,567	24,628	24,559	4,618

Total nonperforming loans held for investment	44,483	28,357	28,426	8,647
REO	16,350	13,325	3,920	4,417

Total nonperforming assets	$60,833	$41,682	$32,346	$13,064

Total nonperforming assets to total assets	2.41%	1.59%	1.34%	0.58%

Nonperforming residential to residential loans	4.33%	3.95%	3.80%	2.58%

Nonperforming community bank to community bank loans	3.96%	2.31%	2.26%	0.45%
Total nonperforming HFI loans to total HFI loans	3.75%	2.30%	2.25%	0.69%
•
Total nonperforming assets were $60.8 million at December 31, 2009, representing a $19.2 million increase from the previous quarter. In the fourth quarter of 2009, eight community bank relationships caused substantially all the increase in nonperforming loans, and of these the largest is a $4.3 million SBA 504 hospitality loan included in the commercial real estate portfolio. There were two relationships that accounted for the increase in the C&D nonperforming loans, and two other relationships that accounted for the increase in the commercial portfolio.

•	Real estate owned increased $3.0 million from the third to fourth quarter of 2009, as the Company foreclosed upon four nonperforming loans.

•
The Company continues to manage these problem loans with anticipatory actions that are appropriate for the overall credit relationship including conducting regular reviews of loans, obtaining current independent appraisals, and taking other actions to work with its customers to a satisfactory resolution.

The table below shows the nonperforming loans that are held for sale which are subject to the fair value adjustment for loans held for sale:

	December 31, 2009	September 30, 2009	June 30, 2009	December 31, 2008
	(Dollars in thousands)
Residential	$9,807	$9,663	$8,849	$6,493

Total other	9,807	9,663	8,849	6,493

Multifamily	—	1,511	1,511	6,759

Total community bank	—	1,511	1,511	6,759

Total nonperforming loans held for sale	$9,807	$11,174	$10,360	$13,252

•
Nonperforming residential loans increased a modest $144,000 in the fourth quarter of 2009. This increase is generally consistent with delinquency trends in the national marketplace. There were residential charge-offs from the held for sale portfolio during the fourth quarter of 2009 of $375,000.

•	Multifamily nonperforming loans held for sale decreased by $1.5 million as a result of moving a nonperforming loan into REO during the fourth quarter.
Investment Securities
•
At December 31, 2009, the Company’s held to maturity mortgage-backed investment security portfolio had an amortized cost of $312.0 million. At December 31, 2009, the Company’s available for sale mortgage-backed investment security portfolio had a fair value of $33.0 million, or approximately $1.8 million below cost. Non-agency MBS at United Western Bank totaled $286.5 million at December 31, 2009.

•
As shown above in noninterest income, the Company incurred $33.2 million net OTTI on 13 private label mortgage-backed securities during the fourth quarter of 2009. To date these securities have been written down to 46.3% of the remaining unpaid principal balance, which represents the Company’s best estimate of anticipated recovery. Of these 13 securities, with a book value of $39.0 million at year end, nine securities, with a book value of $14.1 million at December 31, 2009, are securities that support a higher security in the structure. These securities have been written down to 28.8% of the remaining unpaid principal balance. The remaining four securities, with a book value of $24.8 million at December 31, 2009, are senior securities or pass through securities for which the underlying collateral has deteriorated. These securities have been written down to 70.8% of the remaining unpaid principal balance. The credit fundamentals of these securities, including the low current credit coverage ratios, the collateral performance, and the default trends that continued to weaken in the fourth quarter and continued to weaken in early 2010 collectively, resulted in an OTTI conclusion for these securities as of December 31, 2009.

•
The Company’s exposure to non-agency mortgage-backed securities decreased $24.9 million from repayments in the fourth quarter of 2009, and $33.2 million from the OTTI charge discussed above. In the year ended December 31, 2009, nonagency mortgage-backed securities decreased $192 million as a result of the previously disclosed sale of $47 million of mortgage-backed securities secured by option-adjustable-rate mortgage loans during the second quarter, $36.6 million of OTTI charges, and $107.6 million of repayments.

•
At December 31, 2009, risk based capital regulations required the Bank to allocate $77.7 million of capital to support the $288.5 million book value of its non-agency mortgage-backed securities portfolio, of which $69.0 million of capital was allocated to $117.0 million of non-agency mortgage-backed securities subject to the direct credit substitute methodology, which are support tranches in the structures.

•
A continued increase in the levels of delinquencies, foreclosures and incurred losses by the underlying collateral of the mortgage-backed securities owned by the Company may result in additional OTTI charges prospectively.

Deposits. Community bank deposits increased $80 million, or 21%, in the fourth quarter of 2009 to $465 million at December 31, 2009, versus $385 million at September 30, 2009. During the fourth quarter of 2009, community bank deposits increased as a result of successful marketing efforts which resulted in higher money market account and certificates of deposit balances. In total, at December 31, 2009, deposits, including custodial escrow balances, increased $271 million to $2.02 billion, as compared with $1.75 billion at December 31, 2008.
Capital. At December 31, 2009, the Company’s equity leverage ratio was 6.32% compared with 4.51% at December 31, 2008. At December 31, 2009, the Bank’s Tier-1 core capital, total risk-based and Tier-1 risk-based capital ratios were 7.68%, 10.07% and 8.81%, respectively, all of which are in excess of regulatory requirements for “well-capitalized“of 5%, 10% and 6%, respectively.
The Office of Thrift Supervision (“OTS”) conducted a regularly scheduled examination of the Company’s and Bank’s condition as of March 30, 2009. Upon completion of the examination the OTS found certain matters that required the attention of management and the Company’s and the Bank’s Boards of Directors. Effective as of December 10, 2009, the Company and the Bank each entered into separate informal Memorandums of Understanding (“Informal Agreements”) with the OTS. The Informal Agreements are not “written agreements” for purposes of Section 8 of the Federal Deposit Insurance Act, as amended.
The Informal Agreement between the Company and the OTS provides, among other things, that the Company, acting through its Board of Directors, will (i) support the Bank’s compliance with the Informal Agreement it entered into with the OTS; (ii) not declare or pay dividends or any other capital distribution or redeem any capital stock of the Company, or take dividends representing a reduction in the capital from the Bank, without the prior written non-objection of the Regional Director of the OTS; and (iii) not incur, issue, renew, repurchase, make payments on or rollover any debt, increase any current lines of credit, or guarantee the debt of any entity without receiving the prior written approval of the OTS Regional Director. Pursuant to the terms of the Credit Agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), entering into the Informal Agreements is considered an event of default; however, JPMorgan and the Company entered into an Amendment and Forbearance Agreement dated December 14, 2009 wherein JPMorgan agreed to forbear from declaring the amounts owing under the Credit Agreement immediately due and payable as a result of the Company and the Bank executing the Informal Agreements and any events of default resulting therefrom.
The Informal Agreement between the Bank and the OTS provides, among other things, that the Bank’s Board of Directors will (i) adopt a written Capital Plan for the Bank for the OTS Regional Director’s review and comment, and such plan shall address how the Bank will achieve and maintain by June 30, 2010 a Tier-1 core capital ratio of 8% and a total risk-based capital ratio of 12% (as of December 31, 2009, the Bank’s Tier-1 core capital and total risk-based capital ratios were 7.68% and 10.07%, respectively); and; (ii) approve a written Liquidity Contingency Plan to ensure the Bank maintains adequate short-term and long-term liquidity, with such plan to specifically address deposit concentrations and plans to reduce or manage such concentrations. The Bank’s Board of Directors approved the Liquidity Contingency Plan in January 2010. The Informal Agreements remain effective until modified, suspended or terminated by the OTS Regional Director.

Subsequent Events. Effective January 15, 2010, the Company entered into an Amendment to its Credit Agreement dated as of June 29, 2007, as amended by that certain Amendment to Credit Agreement JPMorgan. The terms of the Amendment provide, among other things: (i) for the extension of the maturity date on the $25 million line of credit note (the “Note”) from December 31, 2009 to June 30, 2010 (the Note had a current principal balance of $20 million); (ii) that the Company make a principal reduction payment on the Note of $2.5 million upon execution of the Amendment (which payment the Company made), and another principal reduction payment on the Note of $1.25 million on or before March 31, 2010; (iii) that JPMorgan agrees to continue to forbear from declaring all outstanding amounts on the Note to be immediately due and payable as a result of the Company and its subsidiary, United Western Bank, each executing the Informal Agreements; and (iv) that the Company and one of its nonbank subsidiaries pledge certain securities as additional collateral to JPMorgan.
On January 15, 2010, United Western Bank exchanged $180 million of outstanding FHLBank of Topeka (FHLB) advances for $180 million in new advances. The Bank believes that this exchange will improve earnings across a broad range of interest rate scenarios and will improve the Bank’s liquidity and its interest rate risk profile. The Bank anticipates these exchanges will reduce interest expense by approximately $3.9 million over the next 12 months. Specifically, the Bank exchanged 14 separate advances, totaling $180 million, with yields ranging from 2.77 percent to 4.80 percent, with a weighted average yield of 4.15 percent and an average remaining term of 29 months, and with final maturities scheduled 16 to 52 months into the future. These advances were exchanged for four new advances totaling $180 million of five-year convertible advances with a coupon rate fixed for at least the first 12 months. The FHLB has the option after the first year to convert the fixed coupon rate to the FHLB one-month advance rate, reset monthly, and the Bank has the option to prepay the advance if the FHLB exercises its option to convert the coupon rate to the FHLB one-month advance rate. For the first year, the Bank will incur an all-in rate of approximately 2.15 percent. The Bank recorded a $12.4 million charge related to the exchange. The transaction qualified for debt exchange accounting and the charge will be recognized over the five-year term of the new advances. The amortization of the deferred charge is considered in the all-in prospective rate of 2.15 percent. Should an advance be extinguished prior to its scheduled maturity, any remaining unamortized exchange charge would be accelerated and recognized in the period the debt is extinguished.
In December 2009, the Office of Thrift Supervision notified the Company and the Bank that they would be the subject of a joint off-cycle review (field visit) by both the FDIC and the Office of Thrift Supervision that would commence on January 11, 2010. The joint off-cycle review is currently ongoing. On March 5, 2010, the Bank was notified by the OTS that it could no longer accept, renew, or rollover brokered deposits without the prior approval of the OTS.
Conference Call
Any investor or interested individual can listen to the teleconference, which is scheduled to begin at 3:00 PM MDT (5:00 PM EDT) on Monday, March 15, 2010. To participate in the teleconference, please call toll-free 1-877-941-2333 (or 1-480-629-9723 for international callers) approximately 10 minutes prior to the start time. You may also listen to the teleconference live on the Company’s website, www.uwbancorp.com, and accessing the Investor Relations tab, or by accessing http://www.talkpoint.com/viewer/starthere.asp?Pres=129780. The teleconference may include forward-looking statements.
For those unable to attend, an archive of the conference call will be hosted on our website.

About United Western Bancorp, Inc.
Denver-based United Western Bancorp, Inc. is focused on developing its community-based banking network through its subsidiary, United Western Bank, by strategically positioning branches across Colorado’s Front Range market and certain mountain communities. This area spans the eastern slope of the Rocky Mountains — from Pueblo to Fort Collins, and from metropolitan Denver to the Roaring Fork Valley. United Western Bank plans to grow its network to an estimated ten to twelve community bank locations over the next three to five years. In addition to community-based banking, United Western Bancorp, Inc. and its subsidiaries offer deposit services to processing and trust customers and custodial, administrative, and escrow services through its wholly owned subsidiary, UW Trust Company. For more information, please visit our web site at www.uwbancorp.com.
Forward-Looking Statements
This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to significant risks and uncertainties. Forward-looking statements include information concerning our liquidity, exposure to C&D loans, management of nonperforming loans, and community bank implementation and business strategy. These statements often include terminology such as “may,” “will,” “expect,” “anticipate,” “predict,” “believe,” “plan,” “estimate,” “continue,” “could,” “should,” “would,” “intend,” “projects,” or the negative thereof or other variations thereon or comparable terminology and similar expressions. As you consider forward-looking statements, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions that could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to: the successful implementation of our community banking strategies; the ability to secure, timing of, and any conditions imposed thereon of any, regulatory approvals or consents for new branches or other contemplated actions; the availability of suitable and desirable locations for additional branches; the continuing strength of our existing business, which may be affected by various factors, including but not limited to interest rate fluctuations, level of delinquencies, defaults and prepayments, increased competitive challenges, and expanding product and pricing pressures among financial institutions; changes in financial market conditions, either internationally, nationally or locally in areas in which we conduct our operations, including without limitation, reduced rates of business formation and growth, commercial and residential real estate development, real estate prices and other recent problems in the commercial and residential real estate markets; demand for loan products and financial services; unprecedented fluctuations in markets for equity, fixed-income, commercial paper and other securities, including availability, market liquidity levels, and pricing; increases in the levels of losses, customer bankruptcies, claims and assessments; the extreme levels of volatility and limited credit currently being experienced in the financial markets; changes in political and economic conditions, including the economic effects of terrorist attacks against the United States and related events; legal and regulatory developments, such as changes in fiscal, monetary, regulatory, trade and tax policies and laws, including policies of the U.S. Department of Treasury and the Federal Reserve Board; our participation, or lack thereof, in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”), including without limitation the Troubled Asset Relief Program (“TARP”), and the Capital Purchase Program (the “CPP”), and the impact of such programs and related regulations on our business and on international, national, and local economic and financial markets and conditions.
Additional information concerning these and other factors that may cause actual results to differ materially from those anticipated in forward-looking statements is contained in the “Risk Factors” section included in the Prospectus filed with the Securities and Exchange Commission pursuant to Rule 424 (b) (4) on September 17, 2009, the Annual Report on Form 10-K being filed on the date of this release, and in the Company’s other periodic reports and filings with the Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this press release.
Any forward-looking statements made by the Company speak only as of the date on which the statements are made and are based on information known to us at that time. The Company does not intend to update or revise the forward-looking statements made in this press release after the date on which they are made to reflect subsequent events or circumstances, except as required by law.

FINANCIAL TABLES FOLLOW

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in thousands)

	December 31,	December 31,
	2009	2008
Assets
Cash and due from banks	$61,424	$22,332
Interest-earning deposits	524,956	548

Total cash and cash equivalents	586,380	22,880
Investment securities — available for sale, at estimated fair value	33,131	59,573
Investment securities — held to maturity, at amortized cost	357,068	498,464
Loans held for sale — at lower of cost or fair value	260,757	291,620
Loans held for investment	1,184,774	1,249,484
Allowance for credit losses	(34,669)	(16,183)

Loans held for investment, net	1,150,105	1,233,301
FHLBank stock, at cost	9,388	29,046
Mortgage servicing rights, net	7,344	9,496
Accrued interest receivable	7,023	8,973
Other receivables	14,940	15,123
Premises and equipment, net	24,061	23,364
Bank owned life insurance	26,182	25,233
Other assets, net	7,291	13,839
Income tax receivable	11,965	—
Deferred income taxes	14,187	24,100
Foreclosed real estate, net	16,350	4,417

Total assets	$2,526,172	$2,259,429

Liabilities and shareholders’ equity
Liabilities:
Deposits	$1,993,513	$1,724,672
Custodial escrow balances	31,905	29,697
FHLBank borrowings	180,607	226,721
Borrowed money	108,635	119,265
Junior subordinated debentures owed to unconsolidated subsidiary trusts	30,442	30,442
Income tax payable	—	1,140
Other liabilities	21,419	25,543

Total liabilities	2,366,521	2,157,480

Shareholders’ equity:
Common stock	3	1
Additional paid-in capital	107,161	23,856
Retained earnings	57,747	100,348
Accumulated other comprehensive loss	(5,260)	(22,256)

Total shareholders’ equity	159,651	101,949

Total liabilities and shareholders’ equity	$2,526,172	$2,259,429

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
Interest and dividend income:
Community bank loans	$15,133	$15,717	$15,582	$61,116	$58,033
Residential loans	2,982	3,185	4,884	14,036	20,503
Other loans	226	360	593	1,044	2,834
Investment securities	5,332	5,721	7,682	24,293	32,169
Deposits and dividends	499	253	151	1,018	1,478

Total interest and dividend income	24,172	25,236	28,892	101,507	115,017

Interest expense:
Deposits	3,895	3,919	3,576	14,566	12,662
FHLBank borrowing	2,201	2,391	2,668	9,339	13,769
Other borrowed money	1,851	1,892	1,801	7,288	6,601

Total interest expense	7,947	8,202	8,045	31,193	33,032

Net interest income before provision for credit losses	16,225	17,034	20,847	70,314	81,985
Provision for credit losses	14,467	10,106	2,373	35,032	8,599

Net interest income after provision for credit losses	1,758	6,928	18,474	35,282	73,386

Noninterest income:
Custodial, administrative and escrow services	103	101	167	491	864
Loan administration	1,025	1,070	1,081	4,290	4,914
Gain on sale of loans held for sale	626	1,244	22	2,248	764
Loss on sale of available for sale investment securities	—	—	—	(46,980)	—
Total other-than-temporary impairment losses	(38,654)	(3,244)	—	(42,790)	(4,110)
Portion of loss recognized in OCI (before taxes)	5,465	443	—	6,197	—

Net OTTI losses recognized in earnings	(33,189)	(2,801)	—	(36,593)	(4,110)

Gain on sale of investment in Matrix Financial Solutions, Inc.	—	—	—	3,567	—
Other	570	427	703	2,450	3,072

Total noninterest (loss) income	(30,865)	41	1,973	(70,527)	5,504

Noninterest expense:
Compensation and employee benefits	5,613	6,995	5,715	25,417	24,868
Subaccounting fees	6,642	6,377	3,848	20,442	17,914
Amortization of mortgage servicing rights	556	570	763	2,507	2,635
Lower of cost or fair value adjustment on loans held for sale	611	300	1,618	586	2,793
Occupancy and equipment	858	895	785	3,368	2,708
Postage and communication	245	222	234	937	910
Professional fees	987	1,017	1,301	4,043	3,333
Mortgage servicing rights subservicing fees	327	330	402	1,369	1,690
Other general and administrative	5,077	4,320	2,648	18,223	9,279

Total noninterest expense	20,916	21,026	17,314	76,892	66,130

(Loss) income from continuing operations before income taxes	(50,023)	(14,057)	3,133	(112,137)	12,760
Income tax (benefit) provision	(9,398)	(5,363)	766	(32,567)	2,635

(Loss) income from continuing operations	(40,625)	(8,694)	2,367	(79,570)	10,125

Discontinued operations:
(Loss) income from operations, net of income tax (benefit) provision of $0, ($190), $0, $20,620, and ($99), respectively	—	—	(335)	37,525	(173)

Net (Loss) Income	$(40,625)	$(8,694)	$2,032	$(42,045)	$9,952

(Loss) Income from continuing operations per share — basic and diluted	$(1.40)	$(0.95)	$0.33	$(6.06)	$1.39
(Loss) Income from discontinued operations per share — basic and diluted	—	—	(0.05)	2.86	(0.02)

Net (Loss) Income per share — basic and diluted	$(1.40)	$(0.95)	$0.28	$(3.20)	$1.37

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	Twelve Months Ended December 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets
Community bank loans:
Commercial real estate	$401,454	$23,445	5.84%	$312,299	$20,082	6.43%
Construction and development	363,943	17,376	4.77	321,410	19,080	5.94
Originated SBA loans	151,543	8,482	5.60	113,430	8,340	7.35
Multifamily	44,931	2,288	5.09	48,906	2,927	5.98
Commercial	124,207	6,931	5.58	112,239	7,122	6.35
Consumer and other loans	52,028	2,594	4.99	13,154	482	3.66

Total community bank loans	1,138,106	61,116	5.37%	921,438	58,033	6.30%

Other loans and securities:
Residential mortgage loans	305,507	14,036	4.59	385,908	20,503	5.31
Purchased SBA loans and securities	127,079	2,056	1.62	157,928	5,109	3.24
Mortgage-backed securities	445,439	23,281	5.23	560,039	29,894	5.34

Total other loans and securities	878,025	39,373	4.48%	1,103,875	55,506	5.03%

Interest-earning deposits	319,592	678	0.21	18,454	345	1.84
FHLBank stock	20,224	340	1.68	34,298	1,133	3.30

Total interest-earning assets	2,355,947	101,507	4.31%	2,078,065	115,017	5.54%

Non-interest earning assets
Cash	62,601			19,239
Allowance for credit losses	(26,234)			(13,500)
Premises and equipment	25,646			21,662
Other assets	90,455			87,333

Total non-interest bearing assets	152,468			114,734

Total assets	$2,508,415			$2,192,799

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$344	$1	0.29%	$256	$2	0.76%
Money market and NOW accounts	1,484,182	7,525	0.51	1,238,869	10,376	0.84
Certificates of deposit	285,863	7,040	2.46	59,718	2,284	3.82
FHLBank borrowings	214,881	9,339	4.29	383,543	13,769	3.53
Repurchase agreements	79,195	3,666	4.57	78,934	2,975	3.71
Borrowed money and junior subordinated debentures	68,149	3,622	5.24	53,702	3,626	6.64

Total interest-bearing liabilities	2,132,614	31,193	1.45%	1,815,022	33,032	1.80%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	215,824			246,064
Other liabilities	19,096			21,831

Total non-interest bearing liabilities	234,920			267,895
Shareholders’ equity	140,881			109,882

Total liabilities and shareholders’ equity	$2,508,415			$2,192,799

Net interest income before provision for credit losses		$70,314			$81,985

Interest rate spread			2.86%			3.74%

Net interest margin			3.00%			3.96%

Ratio of average interest-earning assets to average interest-bearing liabilities			110.47%			114.49%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED AVERAGE BALANCE SHEET
(Unaudited)

	Three Months Ended December 31,
	2009			2008
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Assets
Interest-earning assets
Community bank loans:
Commercial real estate	$426,429	$6,214	5.78%	$382,772	$5,792	6.02%
Construction and development	319,466	3,747	4.65	369,382	5,031	5.42
Originated SBA loans	160,359	2,193	5.43	132,227	2,260	6.80
Multifamily	38,029	502	5.28	45,209	524	4.64
Commercial	136,049	1,926	5.62	124,634	1,872	5.98
Consumer and other loans	44,882	551	4.87	21,861	103	1.87

Total community bank loans	1,125,214	15,133	5.34	1,076,085	15,582	5.76

Other loans and securities:
Residential mortgage loans	281,242	2,982	4.24	365,728	4,884	5.34
Purchased SBA loans and securities	119,250	423	1.41	144,024	1,132	3.13
Mortgage-backed securities	393,094	5,135	5.23	514,990	7,143	5.55

Total other loans and securities	793,586	8,540	4.30%	1,024,742	13,159	5.14%

Interest-earning deposits	697,836	423	0.24	24,120	37	0.60
FHLBank stock	12,056	76	2.50	28,934	114	1.57

Total interest-earning assets	2,628,692	24,172	3.66%	2,153,881	28,892	5.35%

Non-interest earning assets
Cash	102,517			20,259
Allowance for credit losses	(30,606)			(17,145)
Premises and equipment	24,335			24,860
Other assets	91,099			95,211

Total non-interest bearing assets	187,345			123,185

Total assets	$2,816,037			$2,277,066

Liabilities and Shareholders’ Equity
Interest-bearing liabilities:
Passbook accounts	$349	$—	—%	$265	$1	0.79%
Money market and NOW accounts	1,610,603	1,872	0.46	1,379,978	2,299	0.66
Certificates of deposit	433,743	2,023	1.85	136,512	1,276	3.72
FHLBank borrowings	201,845	2,201	4.27	275,160	2,668	3.79
Repurchase agreements	78,324	923	4.61	80,641	851	4.13
Borrowed money and junior subordinated debentures	63,322	928	5.74	59,051	950	6.30

Total interest-bearing liabilities	2,388,186	7,947	1.31%	1,931,607	8,045	1.64%

Noninterest-bearing liabilities:
Demand deposits (including custodial escrow balances)	207,288			219,844
Other liabilities	18,427			22,120

Total non-interest bearing liabilities	225,715			241,964
Shareholders’ equity	202,136			103,495

Total liabilities and shareholders’ equity	$2,816,037			$2,277,066

Net interest income before provision for credit losses		$16,225			$20,847

Interest rate spread			2.35%			3.71%

Net interest margin			2.47%			3.88%

Ratio of average interest-earning assets to average interest-bearing liabilities			110.07%			111.51%

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
OPERATING RATIOS AND OTHER SELECTED DATA
(Unaudited)
(Dollars in thousands, except share information)

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008

(Loss) Income from continuing operations per share — basic	$(1.40)	$(0.95)	$0.33	$(6.06)	$1.39

(Loss) Income from continuing operations per share — assuming dilution	$(1.40)	$(0.95)	$0.33	$(6.06)	$1.39

(Loss) Income from discontinued operations per share — basic	$—	$—	$(0.05)	$2.86	$(0.02)

(Loss) Income from discontinued operations per share — assuming dilution	$—	$—	$(0.05)	$2.86	$(0.02)

Net (Loss) Income per share — basic	$(1.40)	$(0.95)	$0.28	$(3.20)	$1.37

Net (Loss) Income per share — assuming dilution	$(1.40)	$(0.95)	$0.28	$(3.20)	$1.37

Weighted average shares — basic	28,916,930	9,186,806	7,122,798	13,139,070	7,164,250
Weighted average shares — assuming dilution	28,916,930	9,186,806	7,122,798	13,139,070	7,164,598
Number of shares outstanding at end of period	29,345,522	27,345,564	7,253,391	29,345,522	7,253,391

Operating Ratios & Other Selected Data (1)
Return on average equity (3)	NM	NM	9.15%	NM	9.21%
Operating efficiency ratios (3)	NM	NM	73.00%	NM	72.57%
Book value per share (end of period)	$5.44	$7.14	$14.06	$5.44	$7.14
Yield on assets	3.66%	4.20%	5.35%	4.31%	5.54%
Cost of liabilities	1.31%	1.48%	1.64%	1.45%	1.80%
Net interest margin (2)	2.47%	2.84%	3.88%	3.00%	3.96%

Asset Quality Information (1)
Community bank allowance for credit losses	$33,642	$26,350	$15,232	$33,642	$26,350
Allowance to community bank loans(4)	3.29%	2.47%	1.47%	3.29%	2.47%
Residential allowance for credit losses	$992	$867	$909	$992	$919
Allowance to residential loans(4)	1.10%	0.92%	0.72%	1.10%	0.92%
Allowance for credit losses	$34,669	$27,254	$16,183	$34,669	$27,254
Allowance for credit losses to total loans(4)	2.93%	2.21%	1.30%	2.93%	2.21%
Community bank net charge offs (4)	$6,891	$8,333	$142	$16,346	$223
Residential net charge offs (4)	161	39	—	200	194
Commercial nonperforming loans (4)	40,567	24,628	4,494	40,567	24,628
Residential nonperforming loans (4)	3,916	3,729	3,238	3,916	3,729
Commercial guaranteed nonperforming loans (4)	49	50	124	49	50
Nonperforming loans held for investment	44,483	28,357	8,647	44,483	28,357
Nonperforming loans held for sale	9,807	11,174	13,252	9,807	11,174
Real estate owned	16,350	13,325	4,417	16,350	13,325
Total nonperforming assets and REO	70,640	52,856	26,316	70,640	52,856
Total residential loans allowance to nonperforming residential loans (4)	25.33%	23.25%	28.07%	25.33%	23.25%
Ratio of allowance for credit losses to total nonperforming loans	77.94%	96.11%	187.15%	77.94%	96.11%
Total nonperforming residential loans to total residential loans (4)	4.33%	3.95%	2.58%	4.33%	3.95%
Total nonperforming community bank loans to total community bank loans (4)	3.96%	2.31%	0.45%	3.96%	2.31%
Total nonperforming assets and REO to total assets (5)	2.41%	1.59%	0.58%	2.41%	1.59%

NM — Not Meaningful

(1)	Calculations are based on average daily balances where available and monthly averages otherwise, as applicable.

(2)	Net interest margin has been calculated by dividing net interest income before credit losses by average interest earning assets.

(3)
The operating efficiency ratios have been calculated by dividing noninterest expense, excluding amortization of mortgage servicing rights, by operating income. Operating income is equal to net interest income before provision for credit losses plus noninterest income. Such ratios are not meaningful for the quarter ended September 30, 2009 due to the loss on sale of available for sale investment securities and for the quarter and year ended December 31, 2009 due to the loss on sale of available for sale investment securities, the provision for credit losses and other-than-temporary impairment losses.

(4)	Excludes loans held for sale.

(5)	Excludes nonperforming loans held for sale.

UNITED WESTERN BANCORP, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP EARNINGS DISCLOSURE
(Unaudited)
(Dollars in thousands)

	Quarter Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2009	2009	2008	2009	2008
(Loss) income from continuing operations	$(40,625)	$(8,694)	$2,367	$(79,570)	$10,125
Income tax (benefit) expense	(9,398)	(5,363)	766	(32,567)	2,635

(Loss) income from continuing operations before taxes	(50,023)	(14,057)	3,133	(112,137)	12,760
Provision for credit losses	14,467	10,106	2,373	35,032	8,599
Loss on sale of securities	—	—	—	46,980	—
Loss on disposition of assets owned by non-core subsidiary	—	—	—	1,785	—
Loss at UWBK Colorado Fund	—	—	—	672	—
FDIC Special Assessment	—	—	—	1,080	—
OTTI losses	33,189	2,801	—	36,593	4,110
Gain on sale of investment (1)	—	—	—	(3,567)	—

Adjusted core earnings (losses)	$(2,367)	$(1,150)	$5,506	$6,438	$25,469

(1)	Represents nonrecurring gain on sale of investment in first quarter of 2009.
Adjusted core earnings (earnings before income taxes, provision for credit losses, loss on securities, loss on disposition of assets owned by non-core subsidiary, loss at UWBK Colorado Fund, FDIC special assessment, OTTI losses and gain on sale of investment) is not a measure of financial performance under generally accepted accounting principles, or GAAP, but is used by some investors to determine a company’s ability to generate core earnings from operations. The Company presents adjusted core earnings as it believes that it provides useful information to both management and investors by excluding specific revenues, costs and expenses that the Company believes are not indicative of core operating results. The presentation of adjusted core earnings should not be considered in isolation or as a substitute for results prepared in accordance with GAAP. The reconciliation set forth above is provided in accordance with Regulation G and reconciles (loss) income from continuing operations with adjusted core earnings. This may not be comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. Adjusted core earnings is not intended to represent and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.